AMERICAN FINANCIAL GROUP

Moderator: Keith Jensen

May 1, 2003

10:00 a.m. CT

Operator:	Good day, everyone. And welcome to the American Financial Group's earnings results conference call. Today's call is being recorded.

With us today, we have Carl H. Lindner, III, Co-President of American Financial Group, Craig Lindner, Co-President of American Financial Group, and Keith Jensen, Senior Vice President of American Financial Group.

At this time for opening remarks and introductions, I’d like to turn the call over to Mr. Keith Jensen. Please go ahead, sir.

Keith Jensen:	Thank you. Good morning and welcome to the American Financial Group 2003 first quarter earnings results conference call. If you are viewing the webcast on our web site, you can follow along with the slide presentation if you like.

Certain statements may be made during the course of this call that may be considered forward-forward-looking statements and are based on estimates, assumptions and projections, which management believes are reasonable but by their nature, inherently uncertain. The Private Securities Litigation Reform Act of 1959 provides a safe harbor forward-looking statements. Examples of such forward-looking statements include statements relating to the company’s expectations concerning market and other conditions, future premiums, revenues, earnings and investment activities, expected losses and the adequacy of reserves for asbestos and environmental pollution and mass tort claims, rate increase, improved loss experience and expected expense savings resulting from other recent initiatives.

Actual results could differ materially from those contained in or implied by such forward- forward-looking statements for a variety of factors, including, but not limited to, the un unpredictability of possible future litigation related to a pending asbestos settlement, changes in economic conditions, including interest rates, performance of securities markets and availability of capital, regulatory actions, changes in the legal environment environment; judicial decisions and rulings; tax law changes; levels of catastrophes and other majors losses; the actual amount of liabilities associated with certain asbestos and environmental-related insurance claims, adequacy of loss reserves, availability of reinsurance and the ability of reinsurers to pay their obligations, competitive pressures including the ability to obtain rate increases, driving patterns and other changes in market conditions that could affect AFGs insured operations.

That said, I’d like to highlight just a couple of recent announcements that we’ve made. On April 17, we announced a proposed merger of American Financial Group with our wholly owned subsidiary, American Financial Corporation. This merger will streamline our organization structure and combines two tax consolidation groups. It will strengthen our balance sheet and Carl will comment on that later.

In addition, yesterday we announced a change in American Financial Group’s Board of Directors. Keith Lindner announced that he will no longer serve as a Director and Co-President of the company and he is being replaced on the board by two outside directors, Bill Shutzer, a Managing Director at Lehman Brothers and Terry Jacobs, the CEO of Regent Communications.

The result of these changes will be that the majority of our board will be composed of independent directors. Our operating management, however, will remain unchanged. Carl Lindner III will continue to serve as the head of Property and casualty businesses and Craig Lindner as head of the life and annuity businesses. Over time, we’ll continue to streamline the company and focus on corporate governance issues of this type. It’s now my pleasure to introduce Carl Lindner III, Co-President of American Financial Group to discuss first quarter results.

Carl H. Lindner III:	Good morning. Thank you for joining us. We released our 2003 first quarter results earlier this morning. I’d like to make a few initial remarks and then we’ll open the lines for questions. We’ve demonstrated consistent improvement in our core earnings from insurance operation over the past couple of years. And I’m pleased with the overall results in the first quarter, which follow our increasing earnings pattern over the past several quarters. These positive results are consistent with our previously discussed expectations that are in line with our objectives for 2003.

Let me touch on first quarter highlights. Our first quarter core earnings operating results were $.63 cents per share, in line with the range of analyst estimates and significantly higher than last year’s first quarter results. Our net earnings of 36 cents per share include an after-tax charge of 37 cents per share, from the loss on the Infinity public offering, partly offset by a tax benefit of eight cents per share related to the company’s basis in Infinity. Even though we were disappointed with the initial offering price of Infinity, it’s gratifying to see that the market seems to be recognizing the value of the Infinity businesses. It’s stock price closed at $21.10 yesterday, up about 32 percent since the IPO in mid-February.

Also last week, we announced the completion of the sale of our Direct Personal Auto Business. In the first quarter, our Property and Casualty Group achieved a solid underwriting profit with a combined ratio of 97.4, an improvement of four points and nearly $24 million over last year’s first quarter.

First quarter premiums and underwriting results included Infinity’s personal lines operations, up until the IPO in mid-February.

Since our ongoing Property and Casualties operations will be focused on specialty commercial products and services for businesses, discussion of the specialty groups operations feels most meaningful. So what’s — so we want to talk about Special Group. Specialty group reported a solid underwriting profit for the 6th consecutive quarter with a combined ratio of 97.9. This was over a half point improvement compared to the 2002 first quarter and a little better than the 2002 fourth quarter. The 2003 quarter was impacted by just over half a point or about $2.5 million of higher losses from severe weather, as compared to a year ago.

Most of our continuing lines of businesses generated an under underwriting profit during the quarter. The underlying business growth of our specialty businesses remains strong and we continue to benefit from ongoing rate increases in the commercial markets. Specialty Groups, gross written premiums grew about 20 percent in the 2003 quarter over the ‘02 quarter.

Over half of our business units achieved gross written premium growth in excess of 20 percent. We saw a particularly strong growth in our Excess and Surplus Lines business, our D&O business,our Agribusiness, our Mid-continent Casualty and Great American Custom subs and the Surety and (Fidelity) businesses.

And we’re also optimistic about the profitable growth opportunities in our California Workers Comp. business. Rate increases in the first quarter averaged approximately 27 percent. We continue to utilize reinsurance arrangements that we believe are priced properly as an efficient use of capital, as well as to cushion our risk exposure.

The Specialty Groups net written premiums for the 2003 quarter were about 14 percent higher than the prior year’s first quarter, reflecting increased sessions of premium in the 2003 quarter. Rate momentum in our Specialty businesses is continuing and we believe it will continue into ‘03 and into 04 and we’ll continue to have good growth opportunities for the foreseeable future.

Let me just touch on the Personal Group combined ratio. Personal Group achieved an underwriting profit in the first quarter of ‘03 with a combined ratio of 95.5, 6.6 point improvement over a year ago. These results included Infinity’s operations through mid- mid-February and reflect the rate and re-underwriting actions that has have been taken over last several years, as well as their more recent expense reductions from consolidating business functions. Infinity held their first earnings conference call yesterday morning. If you weren’t able to hear it, replay is available at Infinity’s web site.

Let’s move on to the first quarter highlights in the Annuities, Life and Health Group. Turning to this group, our statutory premiums for the first quarter were up 12 percent over the ‘02 first quarter, primarily due to the addition of several new fixed annuity agents and products. Pretax operating earnings for the ‘03 first quarter where lower than ‘02, primarily due to lower investment income, reflecting the lower interest rate environment. If interest rates remain at current levels, we expect this group’s pretax core earnings for the entire year of ‘03 to approximate those of ‘02. An increase in interest rates from current levels should have a positive effect on the life and annuity results.

Let me talk a little bit about the merger of American Financial Corporation and American Financial Group. We’ve previously announced this merger, which will simplify our corporate structure. We exchanged our AFC preferred stock for AFG common, and would eliminate deferred taxes associated with the AFG holding of AFC. Completion is subject to the negotiation of specific terms, approval of the board of directors of each company, and receipt of American Financial Corp. shareholders’ approval.

We hope to complete the merger in the third quarter of this year. It will result in a 12 to 15 percent increase in shareholders equity and will decrease our debt to capital ratio by more than four points. This is consistent with our objective to improve the company’s financial leverage.

In summary, and looking forward, we continue to be very pleased with the operating results of our Specialty operations. We have a solid management team in place running our various business lines with strong expertise and a variety of niche markets. We have very solid market positions in many of our business lines, and I’m optimistic about our ongoing prospects for continuing growth and profitability. We continue to expect meaningful price increases in the commercial markets, and we’re going to continue to target average rate increases of 25 percent for ‘03. We’ll continue to focus on cost reductions and our annuity and life businesses and on improving their operating earnings. Based on our results in this first quarter and our view of the remaining quarters, we remain comfortable with our core earnings guidance of $2.50 to $2.65 per share. I look forward to reporting our progress for the remainder of year. Thanks.

And we’d like to open the lines up for questions.

Operator:	Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speaker phone phone, please make sure your mute function is turned off to allow your signal to reach our equipment. That’s star one if you would like to ask your question and we’ll pause just for a moment.

We’ll take our first question from Jay Cohen with Merrill Lynch.

Jay Cohen:	Good morning, everyone everybody.

Keith Jensen:	Morning.

Jay Cohen:	I have three questions. Let me start with the easiest. Book value per share at the end of the quarter. Do you know where that was?

Keith Jensen:	$24.81, Jay.

Jay Cohen:	$24.81 -- that's on a reported basis?

Keith Jensen:	Yes.

Jay Cohen:	Second question, probably also a quick one, the merger that should take place maybe two separate questions related to it. First, any charges related to it that will occur, and then secondly, have you been in discussion with the rating agencies about this merger and have they given you any feedback on it?

Keith Jensen:	There are no charges in connection with the merger, other than the charges that will be associated with a special committee that’s working on the valuation of the AFC preferred shares. That’ll be pretty nominal in relation to the transaction as a whole.

Jay Cohen:	OK.

Keith Jensen:	We have had discussions with some but not all of the rating agencies yet. We will complete that process today and to date it has been favorable. Each of the rating agencies have expressed interest or concern over time about the issue of financial leverage, and they obviously are pleased to see the leverage going down significantly.

Jay Cohen:	Great. And the last question, if you could update us on what the mix of business looks like within the Specialty business.

Keith Jensen:	Sure. When we look at the mix, it's primarily consistent with where we've been in the past. It is the largest line of business that we have is our Excess and Surplus. That'll be about 18 percent of the business. That's been a rapidly growing area of business. Our second largest is California Workers Comp. at about 14 percent. Inland and Ocean Marine, about 13 percent, and then we go down into a variety of things, each less than 10 percent of the business, but we have the same types of business that we have had traditionally. There has really not been any substantial change since our last reporting.

Jay Cohen:	Great. Thanks a lot.

Operator:	We'll take our next question from Charles Gates with Credit Suisse First Boston.

Charles Gates:	Hey, congratulations on a great quarter. Three questions. Question number one, could one of you elaborate on the trends that you see in the California workers compensation business?

Carl H. Lindner III:	Sure. Sure, this is Carl. We like the California Workers Comp. outlook today. We feel that our Republic Indemnity subsidiary has one of the best management teams in that business. We see great opportunities. We’ve made solid underwriting profits in ‘02 and in the first quarter of ‘03. We’re beginning to take advantage of the opportunities. For the first time. Our premiums grew in the first quarter some 13 percent. Our new business EAP is up about 83 percent in the quarter.

Frankly, we could write probably about as much business as we want, but we’re, you know, picking and choosing what we think are best opportunities and we want to continue to improve our margins and keep looking. But we’re very excited about, you know, the growth opportunities there, and we’re beginning to take advantage of them. The rate increase — what’s really interesting, Charlie, is after three years of double digit rate increases in this market, the rate increase momentum is actually increasing.

We achieved in excess of 30 percent in price increase in the first quarter of ‘03, and those are higher levels than what we were achieving last year. So, with the state funds in check, with their premiums being forced down, commissions up, and pricing up, we just heard recently that (Everest Reid) who has no reinsurance on their workers comp business has decide decided that they are going to cap their business at a half billion dollars. Again, this is — I’m getting it secondhand. We’re trying to check it out and see if its right. And company like Cypress and a few others who have gotten more conservative. So we like the market dynamics we had — we renewed our excess cover in the first quarter, and we got ((inaudible)) terrorism included in our 90 excess of 10, so we’re last year we didn’t have terrorism (coverage), this year, we do. We think that’s a good development.

We still see claims costs, particularly medical costs, still going up double digit plus. We still feel there’s a need for reform in the state, or employers there are going to continue to see, you know, those continued types of increases. And, you know, we’re watching the impact of the benefit bill closely, but we’ve been pricing very aggressively and so far, we just haven’t seen, you know, much impact in that.

Our indemnity severity increased about seven percent last year and, you know continues in around that area. The medical severity, as I mentioned, continues at a double digit pace in that, and frequency is kind of in a stable type of mode today. So, we’re very excited with our opportunities and the outlook for California comp.

Charles Gates:	Could you extend or talk about the dynamics of your Excess and Surplus lines business? Roughly what portion of the sales does E & S currently represent and then could you speak to what you see there?

Carl H. Lindner III:	Yes, Charlie. Roughly 18 percent, which today it is the largest segment of business. We — again, I think we have one of the best management teams in place in the business. They know how — they’ve been through two other previous tight markets market scenarios, cycles, so they know what they are doing. There is good growth opportunities, good profit opportunities right now. The business is doing very well, and the true E & S part of the business really began to climb last year and that continues. So, we’re very excited about our prospects for that part of the business.

Charles Gates:	Thank you. The only other question, the book value number that Keith provided, that excludes basically the off-balance sheet real estate asset…

Keith Jensen:	Correct, it does. It does include, however, about $300 million of unrealized gains that are in shareholder's equity related to the portfolio.

Charles Gates:	The $300 million is pretax?

Keith Jensen:	That’s after tax.

Charles Gates	Thank you.

Operator:	We'll take our next question from Arthur Winston with Pilot Advisors.

Arthur Winston:	I wanted to, as a shareholder, thank you for the changes in corporate governance. They are very good for the public shareholders. My first -- I have two questions.

My first question is, could you describe, if you can, quantify, it might be tough, the capital positions of each of your two main businesses, and their ability to upstream money to the holding company to pay the dividend to the shareholders and also to pay, you know, the interest and finance the debt?

Keith Jensen:	Sure. If I start with the Great American Insurance, which is the Property and Casualties holding company that — not holding company, but insurance company, which also holds our interest in Great American Financial Resources, there is about $1.5 billion of capital. We are managing that to a capital adequacy target of about 142 percent of the Standard & Poor’s cap adequacy model.

Our expectation this year, Arthur, is actually with the growth opportunities that we will not be upstreaming dividends, but rather that we will be adding marginally to the capital of that business. We’ve done that through the proceeds through the Infinity sale and also through the contribution of the Infinity note that we hold. That’s a business that — it has a strong capital position from a regulatory perspective, but it’s not our intent to up upstream dividends. If you look at our Life and Annuity business, Great American life has about $500 million of capital and surplus and is in a position where it could upstream about $70 million of dividends without regulatory approval, but like the other businesses, we expect that we will maintain the capital in that business by and large, to support the continuing growth of the business.

Arthur Winston:	Is the 140 percent including a double decker of the Great American in that to make it more favorable? Or is that possible?

Keith Jensen:	Help me understand …

Arthur Winston:	In other words to, get to the 140 percent, which you said was 140 percent more than the adequacy that the commissioners need or want, does that include putting in the annuity company as part of the capital?

Keith Jensen:	OK, I understand the question. First of all, the 140 percent is not a regulatory requirement. That’s in excess of the Standard & Poor’s cap adequacy model which is far more constricted than the regulatory requirement. We are a multiple of, I think three to 3.5 times the minimum regulatory requirement. When we calculate the capital effect of the holding of Great American financial resource, that gets a severe haircut in the Standard & Poor’s model so there is about 107 million of capital provided in excess of the cap and surplus of GAFRI but not the full value from a marked perspective.

Arthur Winston:	OK. And right now, the Annuity company, it's not growing fast enough to really chew up capital, it's sort of financing itself as we speak?

Carl H. Lindner III:	That is correct.

Arthur Winston:	And my last question is, why some of these corporate governance moves which are very good, why in the year 2003 as to opposed in the past or in the future?

Keith Jensen:	Well — I think — we think they are positive moves for the company for shareholders. I think with some of the things that are in front of the New York Stock Exchange, we figure we would be more proactive rather than, you know, wait for those changes in that, and we’re very interested in increasing shareholder value. So naturally, we want to do, you know, move in a direction and take actions that will do that.

Arthur Winston:	Thank you very much.

Operator:	We'll take our next question from Bob Maton with Schneider Capital.

Bob Matson:	Good morning. I have a couple of questions on the Specialty lines. I was just wondering if you could talk about whether there was any prior accident year development in the quarter and kind of where the accident year was and then what the outlook is for reserve development for the course of the year.

Keith Jensen:	Sure, Rob, I’ll do that. We did have some development during the quarter. It was primarily focused in our Home Builders business that we have been in the process of exiting for the last year and a half. We had a marginal amount in our D & O and in our Lender Services services. It was probably in the range of about $12 million.

If you look at our accident year combined ratio, that accident year combined ratio for the Specialty business is in the low 90s. So, the spread between those two is obviously a result of the prior year development as well as I think we’ve disclosed that we had cap losses of $5 million in the first quarter.

Bob Maton:	OK. And then also on the Specialty lines, the expense ratio was up a little bit year-over-year. Was there anything unusual in the quarter or...

Keith Jensen:	Yes, I think what begins to happen is post Infinity, the expense ratio, will look like the Specialty business overall in the company, but there is some overhead that the company has with less premium per the Infinity IPO, that (we) think temporarily may push it up some, but with the growth in the Specialty premium projected as it is, and with us looking to also adjust back our expenses, we don’t think that’s a big issue going forward.

Bob Maton:	OK. And then my last one is just, we can maybe do this off line or in the queue or whatever, but I think with that month and a half of Infinity that’s included, there is pieces of that and several of the other line items in the income statement, other than underwriting profit which you have broken out. Is that something that you could help us with the pieces on, so that we can kind of get a better run rate going forward?

Keith Jensen:	Yes. I think if you look at Infinity, one of the sources that you would have obviously is they have issued their financial statements yesterday or issued their press release yesterday. We had a half of a quarter. That result, if you go down be below underwriting, which you do have, that was about seven to 7.5 million of investment income effect. And then there was about — I think beyond that, we’d probably need to do some disclosure in our Q. But if you take the 7.5 million of investment income, that would be the other big piece.

Bob Maton:	OK. And then just one more detail on the Infinity equity earnings piece, what would be the tax rate, if we're just taking the Infinity numbers and applying your percentage. Would you have an additional layer of tax there or...

Keith Jensen:	We would have an additional layer of tax at a 35 percent rate.

Bob Maton:	OK. OK. Thanks.

Keith Jensen:	OK.

Operator:	We'll take our next question from Abe Schloss with Maxim Group.

Ab Schloss:	Good morning; if you include real estate, what would book value be approximately?

Keith Jensen:	Book value would increase by about $2.75 to $3.

Ab Schloss:	On that basis, with the merger of the subsidiary AFC — the book value would increase 15 percent approximately? Could you give us an approximate book value figure after that merger takes place?

Keith Jensen:	Jensen: Let me do it excluding the real estate piece that I just described, if you add the effect of the merger of AFC and AFG, you would be in a $2.25 to $2.75 range of increased book value.

Ab Schloss:	Aside from the real estate?

Keith Jensen:	Aside from the real estate.

Ab Schloss:	OK. One other question. In view of the fact that our stock is selling below book value at less than nine times current earnings with a solid balance sheet, asbestos claims largely out of the way, and with the reduced debt, why doesn't the company buy back its own shares?

Keith Jensen:	I think it’s a practical matter, we’re in a position where — with rating agencies, regulators and the public markets, we’ve made commitments as to our degree of leverage, and we need to maintain capital in the businesses to take advantage of the markets that are available to us right now, so buying back shares would cause us to violate those leverage ratios that are part of what our commitment has been in relation to the ratings we hold.

Ab Schloss:	Well, it's a great buy. I think the stock is a great buy buy, but thank you very much.

Keith Jensen:	Thank you.

Operator:	Once again, you had if you would like to ask a question, press star one on the touch-tone phone. We'll take a follow-up with Jay Cohen from Merrill Lynch.

Jay Cohen:	Just to clarify a couple of answers. When you mention the mentioned the real estate, I assume you mean extra value, hidden value in the real estate if it was mark to market?

Keith Jensen:	That's right, Jay. We've got hotels and apartment buildings cash flow off of those of about $25 million a year. Depending on what multiple you want to use, we figure those would be in the $80 million to $100 million unrecognized.

And, in addition to that, we have some non-producing real estate, the largest of which our Grand Central Station air rights, were we think there is probably another $85 to 3$90 million. So in the range of $170 to maybe $200 million of unrecognized and unrecorded gains. That’s where we’re coming from on that.

Jay Cohen:	OK. And with the merger, the numbers you gave, the $2.25 to $2.75, I assume you mean in millions of dollars?

Keith Jensen:	Jensen: No. That was in per share. The millions of dollars would be in the 210, 260 range of an increase in equity. The reason that doesn’t translate directly into earnings per share, you need to remember that part of, it about $70 million would be the conversion of the AFC preferred stock into AFG equity where there would be in fact, additional shares issued of AFG equity.

Jay Cohen:	So with the additional equity you get in, and even with the additional shares that will be converted, you’re saying on a per share basis, book value should go up by $2.25, to $2.75 per share.

Keith Jensen:	Correct. That's what we're saying.

Jay Cohen:	OK. Thanks a lot.

Operator:	It appears there are no further questions at this time. I'd like to turn the call back over to you for any additional or closing remarks.

Keith Jensen:	Thank you very much. We appreciate your interest and your questions and look forward reporting to you at the end of the second quarter.

Operator:	Once again, that does conclude today's conference. We thank you for your participation. You may disconnect at this time.

END